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                                                                       EXHIBIT 1

                               EXCHANGE AGREEMENT

            THIS EXCHANGE AGREEMENT (this "Agreement") is entered into as of July 16, 2004, by and among NOVAVAX, INC., a Delaware corporation (the "Company"), KING PHARMACEUTICALS, INC., a Tennessee corporation ("King"), and PARKEDALE PHARMACEUTICALS, INC., a Michigan corporation ("Parkedale").

            WHEREAS, pursuant to that certain December 2000 Note Purchase Agreement dated as of December 19, 2000 (the "December 2000 Note Purchase Agreement"), between the Company and King, King made loans to the Company in the aggregate principal amount of $25,000,000, and the Company issued to King (a) a 4% Convertible Senior Note of the Company dated December 19, 2000, in the aggregate principal amount of $20,000,000 (together with the allonge dated September 7, 2001, the "First December 2000 Note") and (b) a 4% Convertible Senior Note of the Company dated September 7, 2001, in the aggregate principal amount of $5,000,000 (the "Second December 2000 Note");

            WHEREAS, pursuant to that certain September 2001 Note Purchase Agreement dated as of September 7, 2001 (the "September 2001 Note Purchase Agreement"), between the Company and King, King made a loan to the Company in the aggregate principal amount of $5,000,000, and the Company issued to King a 4% Convertible Senior Note of the Company dated September 7, 2001, in the aggregate principal amount of $5,000,000 (the "September 2001 Note");

            WHEREAS, pursuant to that certain June 2002 Note Purchase Agreement dated as of June 26, 2002 (the "June 2002 Note Purchase Agreement"), between the Company and King, King made a loan to the Company in the aggregate principal amount of $10,000,000, and the Company issued to King a 4% Convertible Senior Note of the Company dated June 26, 2002, in the aggregate principal amount of $10,000,000 (the "June 2002 Note"; together with the First December 2000 Note, the Second December 2000 Note and the September 2001 Note, the "Notes");

            WHEREAS, in connection with the December 2000 Note Purchase Agreement, the Company and King entered into that certain Investor Rights Agreement dated as of December 19, 2000 (as amended by the First Amendment to Investor Rights Agreement dated as of September 7, 2001, the "Original Investor Rights Agreement");

            WHEREAS, in connection with the June 2002 Note Purchase Agreement, the Company and King entered into that certain Amended and Restated Investor Rights Agreement dated as of June 26, 2002 (the "Amended and Restated Investor Rights Agreement"), which amended and restated the Original Investor Rights Agreement;

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            WHEREAS, in connection with the December 2000 Note Purchase
Agreement, the Company and King entered into that certain Registration Rights Agreement dated as of December 19, 2000 (as amended and restated on September 7, 2001, the "Original Registration Rights Agreement");

            WHEREAS, in connection with the June 2002 Note Purchase Agreement, the Company and King entered into that certain Second Amended and Restated Registration Rights Agreement dated as of June 26, 2002 (the "Second Amended and Restated Registration Rights Agreement"), which amended and restated the Original Registration Rights Agreement;

            WHEREAS, King and the Company are parties to that certain License Agreement dated as of December 19, 2000 (the "HPV License Agreement);

            WHEREAS, the Company and Parkedale are parties to that certain Pharmaceutical Quality Agreement dated June 1, 2001 (the "Pharmaceutical Quality Agreement") regarding, among other things, manufacturing and quality control matters under the HPV License Agreement;

            WHEREAS, Parkedale and the Company are parties to that certain Supply Agreement dated as of October 21, 1999 (the "Supply Agreement") and that certain License and Supply Agreement dated as of October 21, 1999 (the "License and Supply Agreement"; together with the Supply Agreement, the "Adjuvant License and Supply Agreements") regarding the licensing and supply of proprietary adjuvants, including a Novasome(R) delivery system;

            WHEREAS, King and the Company are parties to that certain Copromotion Agreement dated as of January 8, 2001 (the "Original Copromotion Agreement"), as amended by that certain First Amendment to the Copromotion Agreement dated as of June 29, 2001, as further amended by that certain Second Amendment to the Copromotion Agreement dated as of June 29, 2001, as further amended by that certain Third Amendment to the Copromotion Agreement dated as of June 26, 2002 (the Original Copromotion Agreement, as amended, the "Copromotion Agreement");

            WHEREAS, King and the Company are parties to that certain Agreement for Purchase and Sale of Assets Relating to AVC(TM) Products dated as of January 8, 2001 (the "Original AVC Purchase Agreement"), as amended by that certain First Amendment to AVC Purchase Agreement dated as of June 26, 2002 (the Original AVC Purchase Agreement, as amended, the "AVC Purchase Agreement");

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            WHEREAS, King and the Company are parties to that certain Supply
Agreement dated as of January 8, 2001 (the "Original AVC Supply Agreement"), as amended by that certain First Addendum to the AVC(TM) Cream Supply Agreement dated as of February 25, 2003 (the Original AVC Supply Agreement, as amended, the "AVC Supply Agreement": together with the AVC Purchase Agreement, the "AVC Agreements");

            WHEREAS, king and the Company are parties to that certain Exclusive License and Distribution Agreement dated as of January 8, 2001 (the "Original Exclusive License and Distribution Agreement"), as amended by that certain First Amendment to the Exclusive License and Distribution Agreement dated as of June 29, 2001, as further amended by that certain Second Amendment to the Exclusive License and Distribution Agreement dated as of June 29, 2001 (the Original Exclusive License and Distribution Agreement, as amended, the "Exclusive License and Distribution Agreement": together with the December 2000 Note Purchase Agreement, the September 2001 Note Purchase Agreement, the June 2002 Note Purchase Agreement, the Original Investor Rights Agreement, the Amended and Restated Investor Rights Agreement, the Original Registration Rights Agreement, the Second Amended and Restated Registration Rights Agreement, the HPV License Agreement, the Pharmaceutical Quality Agreement, the Adjuvant License and Supply Agreements, the Copromotion Agreement, and all other contracts and agreements (oral or written) to which King or any of its subsidiaries, on the one hand, and the Company or any of its subsidiaries, on the other hand, are parties prior to the date hereof (other than the AVC Agreements), the "Collaboration Agreements");

            WHEREAS, the parties desire that the Company redeem the Notes from King for the consideration and upon the terms and conditions set forth in this Agreement;

            WHEREAS, the Company desires to terminate the Collaboration Agreements, and King is willing to agree to terminate, or cause to be terminated, the Collaboration Agreements in consideration for the Company's issuance to King of shares of Common Stock of the Company, all subject to and in accordance with the terms and conditions set forth in this Agreement;

            WHEREAS, the Company desires to make offers of employment to certain employees of King, and King is willing to permit the Company to make such offers, all subject to and in accordance with the terms and conditions set forth in this Agreement; and

            WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in Annex I attached hereto.

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            NOW THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. EXCHANGE TRANSACTIONS; CLOSING

      1.1   REDEMPTION OF NOTES.

            At the Closing (as defined below), (a) King shall deliver the original Notes to the Company, free and clear of all liens, claims and encumbrances, and (b) in consideration for all right, title and interest in the Notes, the Company shall pay to King the sum of Twenty-Two Million Dollars ($22,000,000) in cash by wire transfer of immediately available funds to an account or accounts specified by King in writing (the "Redemption Payment"). For the avoidance of doubt, the parties agree and acknowledge that the Redemption Payment constitutes payment in full of all of the Company's obligations under the Notes, including interest that was otherwise due and payable under the Notes on June 30, 2004.

      1.2   ISSUANCE OF SHARES; TERMINATION OF AGREEMENTS.

            At the Closing, (a) the Company shall issue and deliver to King three million two hundred fifty-two thousand thirty-three (3,252,033) shares of Common Stock (as defined below) of the Company (the "Exchange Shares"), free and clear of all liens, claims and encumbrances, and (b) in consideration for the Exchange Shares, King, Parkedale and the Company shall execute and deliver the Termination Agreement in the form attached as Exhibit A hereto (the "Termination Agreement") providing for, among other things, the release by the Company, King and Parkedale of all of their rights under the Collaboration Agreements, all as more specifically set forth therein.

      1.3   TRANSFER OF EMPLOYEES.

            (a) Schedule 1.3 attached hereto sets forth a list of sales representatives employed as of the date hereof by King or any affiliate of King in the women's health division of King or such affiliates (collectively, the "Subject Employees"), including the annual salary or wage rate (as applicable) of each such Subject Employee. For a period of seven (7) business days after the Closing Date, the Company shall have the right to make offers of employment to some or all of the Subject Employees at their then-current salary or wage rate (as applicable). Any Subject Employee who accepts employment with the Company will, as of the date of hire, be included in the Company's employee benefit plans and bonus programs, subject to the terms of such plans and programs, and will be subject to the Company's employment policies, all as generally applicable to the Company's employees who are similarly situated. For the avoidance of doubt, the employment

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of any Subject Employee by the Company shall be contingent upon the consummation of the Closing hereunder. The Company agrees that all such Subject Employees who are employed by the Company shall be credited under the Company's current 401(k) plan with their service with King and its subsidiaries for purposes of determining any period of eligibility to participate or to vest in the benefits thereunder (and for no other plan or purpose, including Company equity and bonus plans, vacation, sick leave or otherwise).

            (b) On the seventh (7th) business day after the Closing Date, the Company shall deliver to King a certificate (the "Transferred Employee Certificate") duly executed by an executive officer of the Company, certifying to a list of the names of the Subject Employees who have accepted employment with, and who have been hired by, the Company (such Subject Employees, the "Transferred Employees"). Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not assume or otherwise be responsible for any obligations and liabilities of King or any of King's subsidiaries to any Transferred Employee (or otherwise relating to the employment or termination of the employment of any Transferred Employee by or with King or any of King's subsidiaries).

            (c) At the Closing, in consideration for the covenants and agreements of the Company set forth in this Section 1.3, King shall pay to the Company the sum of Three Million Two Hundred Twenty Thousand Dollars ($3,220,000) (the "Employee Payment") by wire transfer of immediately available funds to an account specified in writing by the Company.

            (d) At the Closing, in consideration for King allowing the Company to make offers of employment to the Subject Employees, the Company shall issue and deliver to King five hundred twenty-three thousand five hundred seventy-seven (523,577) shares of Common Stock of the Company (the "Sales Force Shares"), free and clear of all liens, claims and encumbrances.

      1.4   PAYMENT OF MARKETING EXPENSES.

                  At the Closing, King shall pay to the Company, in cash by wire transfer of immediately available funds to an account specified by the Company in writing, the sum of Four Million Seven Hundred Eighty-One Thousand Sixty-Four Dollars ($4,781,064) (the "Marketing Expense Payment"), representing King's share of budgeted marketing expenses under the Copromotion Agreement and the Exclusive License and Distribution Agreement for the 2004 calendar year.

      1.5   CERTAIN ADJUSTMENTS.

            If between the date of this Agreement and the date that all of the Exchange Shares and the Sales Force Shares have been duly and validly issued to

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King pursuant to this Section 1, the outstanding shares of Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities or other property shall be declared thereon with a record date within such period, then the number of the Exchange Shares and the Sales Force Shares issuable to King pursuant to this Section 1 shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

      1.6   RETURN OF PROPERTY.

            At the Closing or, to the extent impracticable to effect at the Closing, within thirty (30) days after the Closing, (a) the Company shall return to King and, if necessary, reassign to King pursuant to a bill of sale or other assignment instrument reasonably acceptable to King, all property and proprietary rights of King currently held by the Company, including the King HPV Confidential Information; and (b) King and Parkedale shall, and shall cause their affiliates to, return to the Company and, if necessary, reassign to the Company pursuant to a bill of sale or other assignment instrument reasonably acceptable to the Company, all property and proprietary rights of the Company currently held by King, Parkedale or any of their respective affiliates, including the Novavax HPV Confidential Information.

      1.7   CLOSING; ORDER OF CLOSING.

            (a) Subject to the satisfaction or waiver of the conditions set forth in Section 5 hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the closing of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Ropes & Gray LLP, 45 Rockefeller Center, New York, New York 10111, on July 19, 2004, or on such other date, and at such other place, as the parties mutually agree in writing. The date on which the Closing shall occur shall be referred to as the "Closing Date".

            (b) At the Closing, the consummation of the transactions contemplated by this Agreement shall occur in the following order:

                  (i)   first, King shall relinquish King's rights set forth in
Section 7 of the Amended and Restated Investor Rights Agreement; and

                  (ii) second, the consummation of the transactions contemplated by Section 1.1 and all other transactions contemplated to occur at the

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Closing pursuant to this Agreement (collectively, the "Transactions") shall take place.

      1.8   CLOSING DELIVERIES.

            (a) By King and Parkedale. At the Closing, King and Parkedale, as applicable, shall deliver to the Company the following:

                  (i)    the original Notes;

                  (ii) the Termination Agreement duly executed by King and Parkedale;

                  (iii) the Anaconda Release described in Section 4.2(c) duly executed by King and Parkedale;

                  (iv) the Registration Rights Agreement in the form attached as Exhibit B hereto (the "Registration Rights Agreement"; together with the Termination Agreement, the "Related Agreements"), duly executed by King;

                  (v)    the assignment instruments, if any, contemplated by
Section 1.6(b) duly executed by King and Parkedale;

                  (vi)   the Employee Payment;

                  (vii)  the Marketing Expense Payment; and

                  (viii) the certificate described in Section 5.2(c).

            (b) By the Company. At the Closing, the Company shall deliver to King the following:

                  (i)   the Redemption Payment;

                  (ii)  the Termination Agreement duly executed by the Company;

                  (iii) the Anaconda Release described in Section 4.2(c) duly executed by Anaconda Opportunity Fund, L.P. ("Anaconda");

                  (iv) stock certificate(s) representing the Exchange Shares duly endorsed by the Company;

                  (v) stock certificate (s) representing the Sales Force Shares duly endorsed by the Company;

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                  (vi)  the Registration Rights Agreement duly executed by the
Company;

                  (vii) the assignment instruments, if any, contemplated by
Section 1.6(a) duly executed by the Company; and

                  (viii) the certificates and other deliveries described in
Section 5.1(c).

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Except for the matters disclosed in the Company's Disclosure Letter attached hereto, the Company hereby represents and warrants to King as of the date hereof and as of the Closing Date as follows:

      2.1   ORGANIZATION, GOOD STANDING AND QUALIFICATION.

            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole (a "Material Adverse Effect").

      2.2   AUTHORIZATION.

            The Company has all requisite corporate power and authority (a) to execute, deliver and perform the Company's obligations under this Agreement and the Related Agreements, (b) to issue the Exchange Shares and the Sales Force Shares to King, and (c) to execute, deliver and perform the Company's obligations under all other agreements, instruments and certificates to be executed and delivered by the Company pursuant to or in connection with this Agreement and the Related Agreements. All corporate action on the part of the Company, its officers, directors and stockholders for the authorization, execution and delivery of this Agreement and the Related Agreements, and the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Exchange Shares and the Sales Force Shares has been taken.

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      2.3   ENFORCEABILITY.

            This Agreement constitutes, and the Related Agreements when executed by the Company will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

      2.4   VALID ISSUANCE OF EXCHANGE SHARES AND SALES FORCE SHARES.

            The Exchange Shares and the Sales Force Shares will be duly and validly issued, fully paid and nonassessable and not subject to preemptive or similar rights, and the Exchange Shares and the Sales Force Shares will be issued in compliance with all applicable federal and state securities laws, when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein. No approval of the stockholders of the Company is required to issue the Exchange Shares or the Sales Force Shares.

      2.5   CAPITALIZATION; INDEBTEDNESS.

            (a) The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of common stock, $0.01 par value per share (the "Common Stock") and two million (2,000,000) shares of preferred stock, $.01 par value per share (the "Preferred Stock"). As of June 30, 2004: (i) thirty-four million eight hundred twenty-five thousand eight hundred eighty-five (34,825,885) shares of Common Stock were issued and outstanding; (ii) four million nine hundred nine thousand six hundred eighteen (4,909,618) shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or other rights to purchase or receive the Common Stock granted under the Company's 1995 Stock Option Plan; (iii) two hundred seventy thousand (270,000) shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options or other rights to receive the Common Stock granted under the Company's Director Stock Option Plan; (iv) five million one hundred eighty-eight thousand one hundred forty-seven (5,188,147) shares of Common
Stock were reserved for issuance upon the conversion of the Notes; (v) two hundred fifty-three thousand eight hundred forty-eight (253,848) shares of Common Stock were held by the Company in the Company's treasury; (vi) no shares of Preferred Stock were issued or outstanding; and (vii) warrants to purchase seventy thousand (70,000) shares of Common Stock were issued and outstanding.

            (b) All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to

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preemptive or similar rights. Except as set forth in this Section 2.5, except as provided in the Collaboration Agreements (including the Notes) and except for changes resulting from the issuance of shares of Common Stock pursuant to the Company stock option plans and warrants, or as expressly permitted by this Agreement, (i) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of the Company or any Company subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of or ownership interests in the Company or any Company subsidiary, or (C) any warrants, calls, options or other rights to acquire from the Company or any Company subsidiary, or any obligation of the Company or any Company subsidiary to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or voting securities of or other ownership interests in, the Company or any Company subsidiary; (ii) there are no outstanding obligations of the Company or any Company subsidiary to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities; and (iii) except as described in this Agreement or the Related Agreements, the Company is not presently under any obligation, has not agreed or committed, and has not granted rights, to register under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise file any registration statement under the Securities Act or the Exchange Act covering, any of its currently outstanding capital stock or other securities or any of its capital stock or other securities that may be subsequently issued.

            (c) Except as provided in the Collaboration Agreements (including the Notes), neither the Company nor any Company subsidiary is a party to any agreement granting any preemptive or antidilutive rights with respect to any securities of the Company or any Company subsidiary that are outstanding as of the date hereof, or with respect to any securities of the Company or any Company subsidiary that may be subsequently issued upon the conversion or exercise of any instrument outstanding as of the date hereof. The execution, delivery and performance of this Agreement and the Related Agreements and the issuance of the Exchange Shares and the Sales Force Shares will not trigger any preemptive, antidilutive or similar rights under any agreement to which the Company or any Company subsidiary is a party, except as provided in the Collaboration Agreements (including the Notes). Other than Fielding Pharmaceutical Company, a Delaware corporation ("Fielding"), the Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other person.

      2.6   SEC REPORTS AND ABSENCE OF CHANGES.

            (a) The Company has heretofore filed with the United States Securities and Exchange Commission (the "SEC") all forms, statements, reports and

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documents (together with all exhibits, amendments and supplements thereto, the
"SEC Filings") required to be filed by the Company under each of the Securities Act and the Exchange Act and the SEC rules and regulations thereunder, including an Annual Report on Form 10-K for the year ended December 31, 2003 (the "2003 10-K"). As of their respective filing dates, none of the SEC Filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

      (b) Except as disclosed in the SEC Filings, since December 31, 2003, the Company has conducted its businesses only in the ordinary course of business consistent with past practice, and there has not been (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or Fielding to any current or former director, officer or employee of the Company or Fielding of any increase in compensation, bonus or other benefits, except for normal increases in compensation, bonuses or other benefits in the ordinary course of business consistent with past practice, (B) any granting by the Company or Fielding to any such current or former director, officer or employee of any increase in severance or termination pay, except for the granting of any increase in severance or termination pay to employees in the ordinary course of business consistent with past practice, (C) any entry by the Company or Fielding into, or any material amendment of, any material employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee or (D) any material amendment to, or material modification of, any option outstanding under the Company stock option plans, (v) any damage, destruction or loss, whether or not covered by insurance, that would be reasonably likely to have a Material Adverse Effect, or (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in generally accepted accounting principles.

      2.7   FINANCIAL STATEMENTS.

            The audited consolidated financial statements of the Company included or incorporated by reference in the 2003 10-K have been prepared in accordance with the published rules and regulations of the SEC and with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods indicated therein and with each other, except as may be indicated therein or in the notes thereto, and fairly present in all material respects the

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financial condition of the Company and its subsidiaries as of the respective dates thereof and the results of their operations and statements of cash flows for the respective periods then ended. Except as reflected in such financial statements, the Company and its subsidiaries have no material liabilities, absolute or contingent, other than ordinary course liabilities incurred since the date of the last such financial statements in connection with the conduct of the business of the Company and its subsidiaries.

      2.8   GOVERNMENTAL CONSENTS.

            Except for (a) any notification, if any, required to be filed or supplied pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), in connection with the transactions contemplated by this Agreement, (b) registration of the Exchange Shares and the Sales Force Shares under the Securities Act pursuant to the Registration Rights Agreement, (c) listing of the Exchange Shares and the Sales Force Shares on the Exchange, and (d) any filings required under federal and state securities laws in connection with the issuance of the Exchange Shares or the Sales Force Shares, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery and performance of this Agreement or any of the Related Agreements. The filings under federal and state securities laws, if any, will be effected by the Company at its cost within the applicable stipulated statutory period.

      2.9   LITIGATION.

            There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company or any of its subsidiaries which questions the validity of this Agreement or the Related Agreements, or the right of the Company to enter into such agreements and instruments or to consummate the transactions contemplated hereby or thereby. Except as disclosed in SEC Filings, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company, which singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have or would reasonably be expected to have a Material Adverse Effect.

      2.10  NO BROKERS.

            There are no claims, agreements, or commitments for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement or otherwise, based on any

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arrangement made by or on behalf of the Company or any of its subsidiaries, and the Company agrees to indemnify and hold King harmless against any damages incurred as a result of any such claim, agreement, or commitment.

      2.11  NO CONFLICTS.

            The execution and delivery of this Agreement and the Related Agreements by the Company do not, and the performance by the Company of its obligations under this Agreement and the Related Agreements will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of the Company or any of its subsidiaries, or conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, claim or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company, any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (ii) above, for any such breaches, defaults or other alterations or occurrences that (A) would not prevent or delay consummation of the transactions contemplated in this Agreement and the Related Agreements in any material respect or otherwise prevent the Company from performing its obligations under this Agreement and the Related Agreements in any material respect, and (B) have not had and would not be reasonably likely to have a Material Adverse Effect.

      2.12  FDA MATTERS.

            As to each product subject to the jurisdiction of the U.S. Food and Drug Administration ("FDA") under the Federal Food, Drug and Cosmetic Act, as amended, and the regulations thereunder ("FDCA") that is manufactured, packaged, labeled, tested, distributed, sold, and/or marketed by the Company or any of its subsidiaries (each such product, a "Pharmaceutical Product"), to the knowledge of the Company, such Pharmaceutical Product is being manufactured, packaged, labeled, tested, distributed, sold and/or marketed by the Company in compliance with all applicable requirements under FDCA and similar laws, rules and regulations relating to registration, investigational use, premarket clearance, licensure, or application approval, good manufacturing practices, good laboratory practices, good clinical practices, product listing, quotas, labeling, advertising, record keeping and filing of reports except where the failure to be in compliance would not have a Material Adverse Effect. There is no pending, completed or, to the

Company's knowledge, threatened action (including any lawsuit, arbitration, or legal or administrative or regulatory proceeding, charge, complaint, or investigation) against the Company or any of its subsidiaries, and none of the Company or any of its subsidiaries has received any notice, warning letter or other communication from the FDA or any other governmental entity, which (i) contests the premarket clearance, licensure, registration, or approval of, the uses of, the distribution of, the manufacturing or packaging of, the testing of, the sale of, or the labeling and promotion of any Pharmaceutical Product, (ii) withdraws its approval of, requests the recall, suspension, or seizure of, or withdraws or orders the withdrawal of advertising or sales promotional materials relating to, any Pharmaceutical Product, (iii) imposes a clinical hold on any clinical investigation by the Company or any of its subsidiaries, (iv) enjoins production at any facility of the Company or any of its subsidiaries, (v) enters or proposes to enter into a consent decree of permanent injunction with the Company or any of its subsidiaries, or (vi) otherwise alleges any violation of any laws, rules or regulations by the Company or any of its subsidiaries, and which, either individually or in the aggregate, would have a Material Adverse Effect.

      2.13  ABSENCE OF CLAIMS.

            The Company has no knowledge of any claims against King or any of its affiliates with respect to any of the AVC Agreements.

      2.14  SOLVENCY.

            The Company is not now and has not ever been subject to any voluntary or involuntary petition in bankruptcy or any voluntary or involuntary proceeding relating to insolvency, receivership, liquidation, composition or assignment for the benefit of creditors and, to the Company's knowledge, no involuntary proceeding or petition is or has been threatened against the Company. The Company is solvent and will be solvent at the Closing, and the Transactions will not render the Company insolvent. The Company owns property whose fair saleable value is greater than the amount required to pay all of its debts (including contingent debts). The Company is able to pay and, to the Company's knowledge, will be able to pay for the first twelve (12) months after Closing, the Company's debts as they mature.

      2.15  FAIR CONSIDERATION.

            The Transactions are for fair consideration and are the product of arm's length negotiations. The Company is receiving reasonably equivalent value in exchange for the consideration being provided to King in connection with the Transactions, including the Redemption Payment, the Exchange Shares and the Sales Force Shares.

      2.16  GOOD FAITH.

            The Company has entered into the Transactions in good faith and without the intent to hinder, delay or defraud any creditor.

      2.17  ADEQUATE CAPITAL.

            Immediately upon the consummation of the Transactions, the Company shall have adequate capital in light of the Company's currently intended business operations to meet the Company's obligations.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF KING

            King and Parkedale hereby, jointly and severally, represent and warrant to the Company on the date hereof and as of the Closing Date as follows:

      3.1   ORGANIZATION, GOOD STANDING AND QUALIFICATION.

            Each of King and Parkedale is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and State of Michigan, respectively, and has all requisite corporate power and authority to carry on its respective business as now conducted and as proposed to be conducted.

      3.2   AUTHORIZATION.

            Each of King and Parkedale has all requisite corporate power and authority to execute, deliver and perform its respective obligations under this Agreement, the Related Agreements and all other agreements, instruments and certificates to be executed and delivered by King or Parkedale pursuant to or in connection with this Agreement and the Related Agreements. All corporate action on the part of King and Parkedale, their respective officers, directors and stockholders for the authorization, execution and delivery of this Agreement and the Related Agreements and the performance of all obligations of King and Parkedale hereunder has been taken.

      3.3   ENFORCEABILITY.

            This Agreement constitutes, and the Related Agreements when executed by King and Parkedale will constitute, valid and legally binding obligations of King and Parkedale, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      3.4   GOVERNMENTAL CONSENTS.

            Except for (a) any notification, if any, required to be filed or supplied pursuant to the HSR Act in connection with the transactions contemplated by this Agreement, and (b) any filings required to be made or supplied pursuant to Section 13 or 16 of the Exchange Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of King or Parkedale in connection with King's and Parkedale's valid execution, delivery and performance of this Agreement or any of the Related Agreements.

      3.5   LITIGATION.

            There is no action, suit, proceeding or investigation pending or, to the knowledge of King or Parkedale, currently threatened against King or any of its subsidiaries which questions the validity of this Agreement or any of the Related Agreements, or the right of King or Parkedale to enter into such agreements and instruments or to consummate the transactions contemplated hereby or thereby.

      3.6   NO CONFLICTS.

            Except as set forth on Schedule 3.6, the execution and delivery of this Agreement and the Related Agreements by King and Parkedale do not, and the performance by King and Parkedale of their respective obligations under this Agreement and the Related Agreements will not, (i) conflict with or violate the certificate or articles of incorporation or bylaws of King or any of its subsidiaries, or conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to King or any of its subsidiaries or by which any of their respective properties or assets is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which King or any of its subsidiaries is a party or by which King, any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clause (ii) above, for any such breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated in this Agreement and the Related Agreements in any material respect or otherwise prevent King or Parkedale from performing its obligations under this Agreement or any of the Related Agreements in any material respect.

      3.7   ABSENCE OF CLAIMS.

            Neither King nor Parkedale has any knowledge of any claims against the Company or any of its subsidiaries with respect to any of the AVC Agreements.

      3.8   ACCREDITED INVESTOR.

            King is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act and is receiving the Exchange Shares and the Sales Force Shares for its own account for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or any applicable state securities law, nor with any present intention of distributing or selling the same in violation of the Securities Act or any applicable state securities law. King has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Exchange Shares and the Sales Force Shares and is capable of bearing the economic risks of such investment.

      3.9   NO BROKERS.

            Except with respect to amounts payable to UBS Securities LLC, there are no claims, agreements, or commitments for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement or otherwise based on any arrangement made by or on behalf of King or any of its subsidiaries or affiliates, and King agrees to indemnify and hold the Company harmless against any damages incurred as a result of any such claim, agreement, or commitment.

SECTION 4.  COVENANTS OF THE PARTIES; HPV MATTERS

      4.1   MUTUAL COVENANTS.

            (a) The Company and King shall promptly complete any filing that may be required pursuant to the HSR Act (each an "HSR Filing"), or shall mutually agree that no such filing is required. If any HSR Filing shall be required in connection with the transactions contemplated by this Agreement, then the Company and King shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of the HSR Act. Each party shall pay its own expenses in connection with the HSR Filings and the Company shall pay any filing fees associated with the HSR Filings.

            (b)   The Company, King and Parkedale, as promptly as practicable,
(i) will make, or cause to be made, all such filings and submissions under laws, rules and regulations applicable to them as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and the Related Agreements, and (ii) will use commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all governmental authorities necessary to be obtained by them in order for them to consummate such transactions.

            (c) Except as otherwise required by law (including their respective filing and disclosure obligations under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder), Nasdaq National Market ("Nasdaq") and applicable stock exchange requirements, from the date of this Agreement until thirty (30) days after the Closing Date, neither the Company, King nor any of King's subsidiaries shall, and each of them shall cause their respective affiliates, officers, directors, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement, except for the issuance of the press release attached hereto at Exhibit C or as otherwise mutually agreed by the parties in writing.

            (d) The Company, King and each of their respective subsidiaries shall, from the date of this Agreement and at all times thereafter, maintain strict confidentiality with respect to all confidential or proprietary documents and information furnished to such party by or on behalf of the other party. Nothing shall be deemed to be confidential information that (it being understood that the receiving party shall bear the burden of proof with respect to the following): (i) was known to the receiving party at the time of its disclosure by or on behalf of the disclosing party; (ii) becomes publicly known or available other than through disclosure by the receiving party; (iii) is received by the receiving party from a third party not actually known by the receiving party (after due inquiry) to be bound by a confidentiality agreement with or obligation to the other party; or (iv) is independently developed by the receiving party without reference to or use of such confidential information. Notwithstanding the foregoing provisions of this Section 4.1(d), each of the Company, King and King's subsidiaries may disclose such confidential information
(A) to the extent required or deemed advisable on the advice of counsel to comply with applicable laws (including the Securities Act, the Exchange Act, and the rules and regulations under the Securities Act or the Exchange Act), and applicable Nasdaq and stock exchange requirements, (B) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, agents, underwriters, lenders, investors and any other potential sources of financing (provided that each of the Company, King and their respective subsidiaries shall be responsible for any violation of the restrictions hereunder by its respective representatives), (C) to any governmental authority in connection with, and to the extent required to effect, the Transactions, and (D) in the event it is required in response to a valid order by a governmental, quasi-governmental, judicial or quasi-judicial entity to disclose any such confidential information.

Notwithstanding anything to the contrary contained herein, the terms and conditions of this Section 4.1(d) shall not apply to King HPV Confidential Information or Novavax HPV Confidential Information.

            (e) Neither party shall make, and each party shall ensure that none of such party's directors or officers shall disparage the other party or any of the other party's officers, directors, employees, stockholders or affiliates, or the pharmaceutical products to which any of the Collaboration Agreements relate, including the pharmaceutical product marketed under the name ESTRASORB ("Estrasorb" and, together with such other pharmaceutical products, the "Collaborative Pharmaceutical Products").

            (f) Each party shall cooperate with the other party, and exchange such information as is reasonably requested by the other party, and otherwise facilitate an orderly transition, and effect the transfer of all Collaborative Pharmaceutical Products (other than the pharmaceutical product marketed under the name NORDETTE) and related assets from King and its subsidiaries to the Company as contemplated by Section 1.6(b).

      4.2   ADDITIONAL COVENANTS OF THE COMPANY.

            (a) For a period of sixty (60) days after the Closing Date, the Company shall not enter into any agreement with any other party, including Organon International, Inc. ("Organon") or any of its affiliates, pertaining to the sale, licensing or copromotion of Estrasorb. As used in this Section 4.2(a), the term "affiliates" means any person or entity controlled by, controlling or under common control with Organon and the term "control" has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

            (b) The Company shall use reasonable best efforts to cause Anaconda to execute and deliver to King at Closing the Anaconda Release in the form attached hereto at Exhibit D.

            (c) The Company shall use commercially reasonable efforts to cause the Exchange Shares and the Sales Force Shares to be approved for listing on the principal U.S. national securities exchange on which the Common Stock is listed or, if the Common Stock is listed on Nasdaq, then the Exchange Shares and the Sales Force Shares will be listed on Nasdaq (such place of listing of the Exchange Shares and the Sales Force Shares, the "Exchange"), subject only to official notice of issuance.

            (d) From the date hereof until the Closing Date, the Company shall operate its business in the ordinary course consistent with past practice, except for such activities specifically contemplated by this Agreement, including related financing activities.

      4.3   CERTAIN HPV MATTERS.

            (a) From and after the Closing Date, the Company shall not, and shall cause the Novavax Parties not to, use or disclose King HPV Confidential Information, whether or not embodied in writing or other tangible form, for any purpose whatsoever without the prior written consent of King, which consent may be withheld in King's sole and absolute discretion. The Company, on behalf of itself and each other Novavax Party, further acknowledges that all originals and copies of any King HPV Confidential Information, however and whenever produced, are the sole property of King, Parkedale and/or their respective affiliates, as applicable. From and after the Closing Date, the Company shall, and shall cause the Novavax Parties to, cease any further disclosure of King HPV Confidential Information to or by any other Novavax Party, and further agrees to require any other Novavax Party who has access to any King HPV Confidential Information to comply with the obligations hereunder, and shall exercise reasonable diligence to obtain their compliance with such obligations. From and after the Closing Date, each Novavax Party shall promptly surrender to King, Parkedale and/or their respective affiliates all King HPV Confidential Information that is in tangible form, including King HPV Confidential Information that has been reduced to or placed on one or more writings, drawings, schematics, tapes, disks, or other forms of documentation, together with any materials, things, prototypes, samples and equipment belonging to any King Party, and the Company shall not, and shall cause the Novavax Parties not to, thereafter retain or deliver to any other person, third party or entity any of the foregoing or any summary thereof. The Company hereby agrees that it shall be responsible for the obligations of the other Novavax Parties hereunder and executes this Agreement on behalf of itself and the other Novavax Parties. From and after the Closing Date, the Company shall, and shall cause the Novavax Parties to, use at least the same degree of care (which at a minimum shall be reasonable) to avoid unauthorized dissemination of King HPV Confidential Information as the Company employs for its own information of a similar nature that the Company does not want to have disseminated. In the event any Novavax Party is required in response to a valid order by a governmental, quasi-governmental, judicial or quasi-judicial entity to disclose King HPV Confidential Information, it shall not be a violation of this Agreement to comply; provided, however, that in the event the Company receives such an order from or after the Closing Date, the Company shall notify King and Parkedale of such request or requirement, promptly upon receipt of the same and give King or Parkedale a reasonable opportunity to quash such order and to obtain a protective order requiring that such King HPV Confidential Information and documents that are the subject of such order be held in confidence by such governmental, quasi-governmental, judicial or quasi-judicial entity or, if disclosed, be used only for purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the King HPV Confidential Information disclosed in response to such order will be limited to that information which is legally required to be in the response to such disclosure order.

            (b) From and after the Closing Date, King and Parkedale shall not, and shall cause the King Parties not to, use or disclose Novavax HPV Confidential Information, whether or not embodied in writing or other tangible form for any purpose whatsoever without the prior written consent of the Company, which consent may be withheld in the Company's sole and absolute discretion. Each of King and Parkedale, on behalf of itself and each other King Party, acknowledges that all originals and copies of any Novavax HPV Confidential Information, however and whenever produced, are the sole property of the Company and/or its affiliates, as applicable. From and after the Closing Date, King and Parkedale shall, and shall cause the King Parties to, cease any further disclosure of Novavax HPV Confidential Information to or by any other King Party, and further agree to require any other King Party who has access to any Novavax HPV Confidential Information to comply with the obligations hereunder, and shall exercise reasonable diligence to obtain their compliance with such obligations. From and after the Closing Date, each King Party shall promptly surrender to the Company all Novavax HPV Confidential Information that is in tangible form, including Novavax HPV Confidential Information that has been reduced to or placed on one or more writings, drawings, schematics, tapes, disks, or other forms of documentation, together with any materials, things, prototypes, samples and equipment belonging to any Novavax Party, and King and Parkedale shall not, and shall cause the King Parties not to, thereafter retain or deliver to any other person, third party or entity any of the foregoing or any summary thereof. Each of King and Parkedale hereby agrees that it shall be responsible for the obligations of the other King Parties hereunder and executes this Agreement on behalf of itself and the other King Parties. From and after the Closing Date, each of King and Parkedale shall, and shall cause the King Parties to, use at least the same degree of care (which at a minimum shall be reasonable) to avoid unauthorized dissemination of Novavax HPV Confidential Information as each of King and Parkedale employs for its own information of a similar nature that King or Parkedale does not want to have disseminated. In the event any King Party is required in response to a valid order by a governmental, quasi-governmental, judicial or quasi-judicial entity to disclose Novavax HPV Confidential Information, it shall not be a violation of this Agreement to comply; provided, however, that in the event King or Parkedale receives such an order from or after the Closing Date, King or Parkedale shall notify the Company of such request or requirement, promptly upon receipt of the same and give the Company a reasonable opportunity to quash such order and to obtain a protective order requiring that such Novavax HPV Confidential Information and documents that are the subject of such order be held in confidence by such governmental, quasi-governmental, judicial or quasi-judicial entity or, if disclosed, be used only for purposes for which the order was issued; and provided, further, that if a disclosure order is not quashed or a protective order is not obtained, the Novavax HPV

Confidential Information disclosed in response to such order will be limited to that information which is legally required to be in the response to such disclosure order.

            (c) Each party will retain ownership of all information, data, HPV Know-How, inventions, discoveries, programs, copyrights, improvements, devices, designs, apparatus, patents, patent applications, practices, processes, methods, products, techniques, trade secrets, ideas, or other intellectual property relating to the subject matter of the HPV License Agreement which was owned by it at the commencement of the HPV License Agreement. The parties agree that the Company will own and/or have sole rights in and to the Novavax HPV Confidential Information and will have an undivided joint interest in the HPV Joint Improvements and the HPV Products (with King) and that King will solely own the King HPV Confidential Information and will have an undivided joint interest in the HPV Joint Improvements and the HPV Products (with the Company). Nothing in this Agreement shall (i) grant the Company any rights to the King HPV Confidential Information or any other technology that King may acquire or license or (ii) grant King or Parkedale any rights to the Novavax HPV Confidential Information or any other technology that the Company may acquire or license. From and after the Closing Date, each of King, Parkedale, and the Company shall have the right to use, disclose or commercially exploit any HPV Joint Improvement or HPV Product without the consent of, and without any obligation to, any other party hereto. Each party agrees that, from and after the Closing Date, each Novavax Party shall promptly provide to King and each King Party shall promptly provide to the Company, a copy of any and all HPV Joint Improvements or HPV Products in the possession of such party that are in tangible or other recorded form.

            (d) Each party represents, as of the date of this Agreement and as of the Closing Date, that it has not disclosed any King HPV Confidential Information or Novavax HPV Confidential Information to any person, third party or entity, other than the King Parties or the Novavax Parties.

      4.4   CERTAIN ADJUVANT MATTERS.

            (a) Each party will retain ownership of all information, data, Adjuvant Know-How, inventions, discoveries, programs, copyrights, improvements, devices, designs, apparatus, patents, patent applications, practices, processes, methods, products, techniques, trade secrets, ideas, or other intellectual property or confidential information owned by it at the commencement of the License and Supply Agreement. The Company shall solely own the Novavax Adjuvant IP and shall own an undivided joint interest in the Adjuvant Joint Improvements (with Parkedale). Parkedale shall solely own the Parkedale Products, the Influenza Products (to the extent such products do not constitute Novavax Adjuvant IP) and the Adjuvant Know-How of Parkedale and shall own an undivided joint interest in the Adjuvant Joint Improvements (with the Company).

            (b) From and after the Closing Date, each of King, Parkedale and the Company shall have the right to use, disclose or commercially exploit any Adjuvant Joint Improvement without the consent of, and without any obligation to, any other party hereto. Each party agrees that, from and after the Closing Date, (i) each Novavax Party shall promptly provide to Parkedale and each King Party shall promptly provide to the Company, a copy of any and all Adjuvant Joint Improvements in the possession of such party that are in tangible or other recorded form and (ii) the King Parties shall promptly provide to the Company copies of any and all data in their possession resulting from experiments with the Novavax Adjuvant IP; provided, however, that such data shall constitute the confidential information of King and Parkedale under Section 4.1(d); and provided, further, that the King Parties' provision of such data to the Company shall not affect such data's status as Adjuvant Know-How of Parkedale.

      4.5.  ADVERTISING AND PROMOTIONAL MATERIALS.

            (a) The parties acknowledge that as of the date of this Agreement, the Company has in its possession certain advertising and promotional materials relating exclusively to Estrasorb which bear the names, logos, trademarks or trade names of King and/or its affiliates (the "Advertising and Promotional Materials"). The Company may distribute the Advertising and Promotional Materials in connection with the Company's marketing, promotion and sale of Estrasorb until the earlier of (i) the date such Advertising and Promotional Materials have been distributed or (ii) the date that is one hundred eighty
(180) days after the Closing Date; provided, however, that the Company shall use commercially reasonable efforts to remove, mask or otherwise cover, or cause to be removed, masked or otherwise covered, the names, logos, trademarks and trade names of King and/or its affiliates as they appear on such Advertising and Promotional Materials (other than on the Advertising and Promotional Materials designed as inserts for newspapers and other periodicals). The Company shall not, and shall have no right to, use or distribute such Advertising and Promotional Materials for any other purpose. The Company acquires no right, title, or interest in or to any of King's and/or its affiliates' names, logos, trademarks, trade names or other proprietary rights. The Company further agrees that the Company shall not deface nor alter such Advertising and Promotional Materials, except to remove, mask or otherwise cover the names, logos, trademarks and trade names of King and/or its affiliates. Upon King's reasonable request, the Company shall permit King to inspect the Advertising and Promotional Materials to ensure that they are, and are being used in, compliance with this Section 4.5(a).

            (b) The Company shall indemnify, defend and hold harmless the King Parties from and against any and all claims, actions, causes of action, assessments, judgments, deficiencies, damage, loss, liability, and expense of any nature whatsoever (including attorneys' fees and expenses) solely arising out of the use or distribution of the Advertising and Promotional Materials.

SECTION 5. CONDITIONS PRECEDENT TO CLOSING

      5.1   CONDITIONS TO OBLIGATIONS OF KING AND PARKEDALE.

            The obligations of King to consummate the Closing under this Agreement are subject to the fulfillment on or before the Closing Date of the following conditions, the waiver of which shall not be effective without the written consent of King thereto:

            (a) Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

            (b) Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

            (c) Compliance Certificate. An authorized executive officer of the Company shall have delivered to King a certificate certifying that the conditions specified in Section 5.1(a) and Section 5.1(b) have been fulfilled.

            (d) No Order. No stop order or other order enjoining the issuance of the Exchange Shares or the Sales Force Shares at the Closing shall have been issued, and no proceedings for such purpose shall be pending or threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over the transactions contemplated by this Agreement or any of the Related Agreements, and no preliminary or permanent injunction or other order, consent, integrity agreement, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would restrain or otherwise prevent the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements.

            (e) Certificate. At the Closing, the Company shall have furnished to King a certificate, signed by an authorized executive officer of the Company, certifying as to the representations and warranties set forth in Section 2.14,
Section 2.15 and Section 2.17.

            (f) Opinion of Counsel. At the Closing, the Company shall have furnished to King an opinion of Ropes & Gray LLP in a form reasonably acceptable to King, and an opinion of White White & Van Etten LLP in a form reasonably acceptable to King.

            (g) Listing. The Exchange Shares and the Sales Force Shares shall have been validly approved by the Exchange and any other applicable regulatory authorities for listing on the Exchange, and no further action shall be required in connection therewith.

            (h) HSR Act. If an HSR Filing is required, then any waiting periods with any extensions thereof under the HSR Act shall have expired or been terminated.

            (i) Closing Deliveries. The Company shall have delivered or caused to be delivered to King each of the documents specified in Section 1.8(b).

      5.2   CONDITIONS TO OBLIGATIONS OF THE COMPANY.

            The obligations of the Company to consummate the Closing under this Agreement are subject to the fulfillment on or before the Closing of the following conditions, the waiver of which shall not be effective without the consent of the Company thereto:

            (a) Representations and Warranties. The representations and warranties of King and Parkedale contained in Section 3 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

            (b) Performance. King and Parkedale shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by King on or before the Closing.

            (c) Compliance Certificate. An officer of King and Parkedale shall have delivered to the Company a certificate certifying that the conditions specified in Section 5.2(a) and Section 5.2(b) have been fulfilled.

            (d) No Order. No stop order or other order enjoining the issuance of the Exchange Shares or the Sales Force Shares at the Closing shall have been issued, and no proceedings for such purpose shall be pending or threatened by the SEC or any commissioner of corporations or similar officer of any state having jurisdiction over the transactions contemplated by this Agreement or any of the Related Agreements, and no preliminary or permanent injunction or other order, consent, integrity agreement, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect that would restrain or otherwise prevent the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements.

            (e) HSR Act. If an HSR Filing is required, then any waiting periods with any extensions thereof under the HSR Act shall have expired or been terminated.

            (f) Closing Deliveries. King and Parkedale shall have delivered or caused to be delivered to the Company each of the documents specified in Section 1.8(a).

SECTION 6. TERMINATION.

      6.1   TERMINATION.

            (a) This Agreement may be terminated at any time prior to the Closing as follows:

                  (i)   by mutual written consent of King and the Company;

                  (ii) by King or Parkedale, upon breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, in any case, such that the conditions set forth in Section 5.1(a) or Section
5.1(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by the Company within thirty (30) days after the Company receives written notice of such breach from King; and

                  (iii) by the Company, upon a breach of any representation, warranty, covenant or agreement of King set forth in this Agreement, in any case, such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as a result of such breach; provided, that such breach has not been cured by King within thirty (30) days after King receives written notice of such breach from the Company.

            (b) Unless otherwise extended pursuant to a written agreement of the parties, this Agreement shall automatically terminate without further action if the Closing shall not have occurred prior to 4:00 p.m. eastern standard time on July 19, 2004.

      6.2   EFFECT OF TERMINATION.

            If this Agreement is terminated pursuant to Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (a) Section 4.1(d) relating to confidential information,
(b) Section 6.1 and this Section 6.2, (c) Section 7.3 relating to governing law and consent to jurisdiction and (d) Section 7.7 relating to certain expenses. Nothing in this Section 6.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of a party to compel specific performance by the other parties of its obligations under this Agreement.

      6.3   SPECIFIC PERFORMANCE.

            The parties acknowledge that the transactions contemplated hereby are unique and specifically identifiable. Accordingly, the parties further agree and stipulate that, if the Closing does not occur because of the willful failure of King or Parkedale, on the one hand, or the Company, on the other hand, to perform their respective obligations hereunder, then (a) monetary damages and any other remedy at law shall not be adequate, (b) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (c) each party agrees to waive any objection to the remedy of specific performance,
(d) each party agrees that the granting of specific performance by any court shall not be deemed, construed or interpreted to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement and (e) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action. The right to seek specific performance hereunder shall not preclude any party to seek any other remedy at law or in equity.

SECTION 7. MISCELLANEOUS.

      7.1   SURVIVAL.

            (a) All representations, warranties and covenants contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Closing; provided, however, that, (i) except for the representations and warranties of the Company in Sections 2.1, 2.2, 2.3, 2.4 and 2.10, the representations and warranties of the Company in Section 2 shall survive for a period of twelve (12) months after the Closing Date, and (ii) the representations and warranties of the Company in Sections 2.1, 2.2, 2.3, 2.4 and 2.10 shall survive for the duration of the applicable statute of limitations. All representations, warranties and covenants contained herein or made in writing by or on behalf of the Company in connection herewith may be relied upon by only King and Parkedale and their successors and permitted assigns regardless of any investigation made at any time by or on behalf of King or Parkedale or any such successor or permitted assign.

            (b) All representations, warranties and covenants contained herein or made in writing by or on behalf of King or Parkedale in connection herewith shall survive the execution and delivery of this Agreement and the Closing; provided, however, that (i) except for the representations and warranties of King and Parkedale in Sections 3.1, 3.2, 3.3 and 3.9, the representations and warranties of King and Parkedale in Section 3 shall survive for a period of twelve (12) months after the Closing Date, and (ii) the representations and warranties of the Company in Sections 3.1, 3.2, 3.3 and 3.9 shall survive for the duration of the applicable statute of limitations. All representations, warranties and covenants contained herein or made in writing by or on behalf of King and Parkedale in connection herewith may be relied upon by only the Company and its successors and permitted assigns regardless of any investigation made at any time by or on behalf of the Company or any such successor or permitted assign.

            (c) Notwithstanding anything to the contrary in this Agreement, any representation, warranty or covenant which is the subject of a claim which is asserted in writing within the survival periods specified in this Section 7.1 shall survive with respect to such claim or dispute until final resolution thereof.

      7.2   ASSIGNMENT; SUCCESSORS AND ASSIGNS.

            Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company without the prior written consent of King or by King or Parkedale without the prior written consent of the Company. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      7.3   GOVERNING LAW; CONSENT TO JURISDICTION.

            (a) This Agreement, the rights of the parties and all claims, actions, causes of action or suits, litigation, controversies, investigations, hearings, charge, complaints, demands, notices or proceedings arising in whole or in part under or in connection herewith, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

            (b) The parties irrevocably submit to the exclusive jurisdiction of any court located in the City of Wilmington, Delaware or the United States Federal Court sitting in the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties consents to process being served in any such suit, action or proceeding by serving a copy thereof upon the agent for service of process; provided, that to the extent lawful and possible, written notice of such service will also be mailed to such party, as the case may be. Each of the parties agrees that such service will be deemed in every respect effective service of process upon such party in any such suit, action or proceeding and will be taken and held to be valid personal service upon such party. Nothing in this subsection will affect or limit any right to serve process in any manner permitted by law, or to enforce in any lawful manner a judgment obtained in a court described in this
Section 7.3 in any other jurisdiction. Each of the parties waives any right it may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in a court located in the City of Wilmington, Delaware or the United States Federal Court sitting in the District of Delaware.

      7.4   COUNTERPARTS.

            This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7.5   TITLES AND SUBTITLES.

            The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      7.6   NOTICES.

            All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when telecopied to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if telecopied before 5:00 p.m. Eastern time on a business day, and otherwise on the next business day, or (c) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the following persons at the following addresses:

            To the Company:

            Novavax, Inc.
            8320 Guilford Road
            Columbia, Maryland 21046
            Attn: Chief Executive Officer
            Telecopy: (301) 854-3902

            With a copy to

            Ropes & Gray LLP
            45 Rockefeller Center
            New York, New York 10111
            Attention: Sanford B. Kaynor, Jr. Esq.
            Telecopy: (212) 841-5725

            To King:

            King Pharmaceuticals, Inc.
            501 Fifth Street
            Bristol, Tennessee 37620
            Attn: Executive Vice President of Legal Affairs
                  and General Counsel
            Telecopy: (423) 989-6282

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

      7.7   EXPENSES.

            Irrespective of whether the Closing is effected, each party shall pay all costs and expenses (including the fees and expenses of its lawyers and other advisors) that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. Notwithstanding the foregoing, the Company shall pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement or any securities issued by the Company hereunder, and shall save and hold King harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes.

      7.8   AMENDMENTS AND WAIVERS.

            Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, King and Parkedale.

      7.9   SEVERABILITY.

            If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      7.10  ENTIRE AGREEMENT.

            This Agreement and the Related Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein with respect to such subject matter.

      7.11  CONSTRUCTION.

            (a) The parties acknowledge that the parties have reviewed and revised this Agreement with their respective counsel and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

            (b) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof", "herein", "hereby" and derivative or similar words refer to this entire Agreement; (iv) all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement; (v) the term "or" has, except as otherwise indicated, the inclusive meaning represented by the phrase "and/or";
(vi) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation" and "parties" or "Parties" means the signatories to this Agreement.

            (c) The term, "knowledge," when used with respect to any person or entity, means the actual knowledge after reasonable investigation, of the current officers, other employees, directors and other representatives of such person or entity, including the chairman of the board of directors of each such person or entity, in each case who could reasonably be expected to have knowledge of the matter in question.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of the date first above written.

                                  NOVAVAX, INC.

                                  By: /s/ Nelson Sims
                                      -------------------------
                                  Name: Nelson Sims
                                  Title: President and
                                         Chief Executive Officer

                                  KING PHARMACEUTICALS, INC.

                                  By: /s/ Brian A. Markison
                                      -----------------------------
                                  Name: Brian A. Markison
                                  Title: President and Chief Executive Officer

                                  PARKEDALE PHARMACEUTICALS, INC.

                                  By: /s/ Brian A. Markison
                                      -----------------------------
                                  Name: Brian A. Markison
                                  Title: President and Chief Executive Officer

                                     ANNEX I

                                   DEFINITIONS

            "Adjuvant(s)" shall mean any and all agents which enhance a product or method involved in or concerned with the treatment or prevention or infection of influenza virus, e.g., an immune response of an influenza virus vaccine, which are owned, controlled, and/or developed by the Company and/or its affiliates, or which the Company and/or its affiliates has a license or right to use, such as the Novasome delivery system(s).

            "Adjuvant Field" shall mean the use of Novavax Adjuvant IP in any manner whatsoever to develop, create, invent, manufacture, promote, market, offer-for-sale, sell, import and/or export an Influenza Product involved in or concerned with the treatment or prevention of influenza virus or any other purpose for which an Influenza Product may be indicated.

            "Adjuvant Joint Improvement(s)" shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of any intellectual property or product that accrued or resulted from the joint activities of the Company and/or its affiliates with Parkedale and/or its affiliates outside of the Adjuvant Field during the term of the License and Supply Agreement.

            "Adjuvant Know-How" shall mean all tangible and intangible technical and other information including, but not limited to ideas, conceptions, reductions-to-practice, discoveries, data, designs, chemical structures, formulae, materials, intermediates, inventions (whether patentable or not), methods, models, prototypes, samples, influenza technology, works (whether copyrightable or not), assays, research plans, procedures, designs, experiments, tests, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, uses, specifications and techniques), laboratory records, note books, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, summaries and information contained in submissions to and from ethical committees and regulatory authorities, which relates to or concerns an Adjuvant, a Parkedale Product, Adjuvant Patent Rights, a Novasome delivery system, a Novavax Adjuvant Improvement, a Parkedale Improvement and/or an Influenza Product. Adjuvant Know-How includes all documents and copies thereof (whether in written, machine-readable, physical or graphic form) and other things (such as prototypes, materials, samples, models, etc.) which contain, embody or refer to the Adjuvant Know-How. Such information, documents or things will not be excluded from being Adjuvant Know-How hereunder by reason of the fact that they become available to the public only through a wrongful act or omission to act of a party hereto or a sublicense or distributor of a party hereto. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. Adjuvant Know-How includes, but is not limited to, any and all rights that protect the Adjuvant Know-How, such as copyrights/software, rights, trade secret rights, database rights and/or design rights.

            "Adjuvant Patent Right(s)" shall mean: (a) any and all United States and foreign (i) pending and abandoned patent applications, (ii) patents issuing from such patent applications, and (iii) issued patents, together with any and all divisions, reissues, reexaminations, continuations, continuations-in part, extensions and additions thereof, which describe, relate to and/or claim an Adjuvant (including, but not limited to, an Adjuvant either alone or in combination, use of an Adjuvant, and manufacture of an Adjuvant or an intermediate therefore) as of the date of the License and Supply Agreement; (b) any and all inventions which describe, relate to or concern a Novavax Adjuvant Improvement; (c) any and all United States and foreign (i) pending and abandoned patent applications, and (ii) patents issuing from such patent applications, together with any and all divisions, reissues, reexaminations, continuations, continuations-in part, extensions and additions thereof, which describe, relate to and/or claim a Novavax Adjuvant Improvement, now or in the future; and (d) any and all other United States and foreign pending and abandoned patent applications and issued patents necessary or useful in the Adjuvant Field.

            "HPV" shall mean human papillomavirus.

            "HPV Confidential Information" shall mean and include any and all confidential and proprietary information and HPV Know-How which is not in the public domain, whether in oral, written, machine-readable or graphic form, which is furnished by one party or its affiliate (the "Disclosing Party"), either directly or indirectly, pursuant to and under the HPV License Agreement or the Pharmaceutical Quality Agreement, to the other party or its affiliate (the "Receiving Party"), and which the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information: (a) was known to the Receiving Party prior to receipt from the Disclosing Party, as documented in written records or publications that lawfully are in the possession of the Receiving Party; (b) was lawfully available to the trade or to the public prior to receipt from the Disclosing Party; (c) becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party; (d) is in the general public domain other than as a result of a breach of this confidential relationship; (e) is embodied in an agreement entered into by the parties hereto in writing which releases such information from the terms of this confidentiality obligation; (f) at any time is received in good faith by the Receiving Party from a third party, which information was lawfully in possession of the third party, and which the third party had the right to disclose and did not receive from one of the parties to the HPV

License Agreement or the Pharmaceutical Quality Agreement; or (g) is independently developed by an employee or agent of the Receiving Party without access to the confidential and proprietary information or HPV Know-How, prior to receipt of such confidential and proprietary information or HPV Know-How from the Disclosing Party, as demonstrated by contemporaneous written records.

            "HPV Field" shall mean (a) the use of Novavax HPV Trade Secret Information and Novavax HPV Field Know-How in any manner whatsoever to develop, create, invent, manufacture, promote, market, offer-for-sale, sell, import and/or export an HPV Product involved in or concerned with the treatment or prevention of HPV or any other purpose for which an HPV Product may be indicated, including the treatment of cervical cancer, and (b) the subsequent exploitation of an HPV Product.

            "HPV Joint Improvement(s)" shall mean the ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements identified on Annex I-A.

            "HPV Know-How" shall mean all tangible and intangible technical and other information including ideas, conceptions, reductions-to-practice, discoveries, data, designs, chemical structures, formulae, materials, intermediates, inventions (whether patentable or not), methods, models, prototypes, samples, HPV technology, works (whether copyrightable or not), assays, research plans, procedures, designs, experiments, tests, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, uses, specifications and techniques), laboratory records, notebooks, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, summaries and information contained in submissions to and from ethical committees and regulatory authorities, which relates to the HPV Field. HPV Know-How includes all documents and copies thereof (whether in written, machine-readable, physical or graphic form) and other things (such as prototypes, materials, samples, models, etc.) which contain, embody or refer to the HPV Know-How. Such information, documents or things will not be excluded from being HPV Know-How hereunder by reason of the fact that they become available to the public only through a wrongful act or omission to act of a party hereto or a sublicensee or distributor of a party hereto. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. HPV Know-How includes any and all rights that protect the HPV Know-How, such as copyrights, software rights, trade secret rights, database rights and/or design rights.

            "HPV Product(s)" shall mean any pharmaceutical product which is developed, created, invented or manufactured with at least some portion or aspect of the Novavax HPV IP, which is used to treat HPV or cervical cancer, and which is a product resulting from King's use of Novavax HPV IP, but shall exclude any improvement by King or the Company based upon an HPV Product.

            "Influenza Product(s)" shall mean any Parkedale Product together with at least some portion or aspect of the Novavax Adjuvant IP, such as an Adjuvant and especially a Novasome delivery system which is used to treat influenza.

            "King HPV Confidential Information" shall mean any King Improvement, any King HPV Know-How and all other HPV Confidential Information of any King Party, including the information identified on Annex I-B.

            "King HPV Know-How" shall mean all HPV Know-How that accrues or results from the activities of King, Parkedale or their respective affiliates or which is owned by, licensed to or assignable to King, Parkedale or their respective affiliates, and shall not include any HPV Joint Improvements.

            "King Improvement(s)" shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of Novavax HPV IP, an HPV Product and/or King HPV Know-How, that accrue or result from the activities of King, Parkedale and/or their respective affiliates or which are assignable to King, Parkedale and their respective affiliates, but shall not include any HPV Joint Improvements.

            "King Party" shall mean any of King, Parkedale, their respective affiliates and the respective shareholders, officers, directors, agents, trustees, beneficiaries, employees, successors and assigns of King, Parkedale and their respective affiliates.

            "Novavax Adjuvant IP" shall mean the Adjuvants, Novasome delivery system, Adjuvant Patent Rights, Novavax Adjuvant Improvements, and Adjuvant Know-How of the Company, which is useful in the Adjuvant Field.

            "Novavax Adjuvant Improvement(s)" shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of an Adjuvant, a Novasome delivery system, Adjuvant Patent Rights, and/or Adjuvant Know-How of the Company that accrue or result from the activities of the Company and/or the Company's affiliates or which are assignable to the Company and/or the Company's affiliates.

            "Novavax General Know-How" has the meaning set forth in subsection
(e) of the definition of Novavax HPV IP.

            "Novavax HPV Confidential Information" shall mean any Novavax HPV Improvement, any Novavax HPV Know-How, any Novavax HPV Trade Secret Information, and all other Novavax HPV IP or other HPV Confidential Information of any Novavax Party, including the information listed on Annex I-C.

            "Novavax HPV Field Know-How" has the meaning set forth in subsection
(d) of the definition of Novavax HPV IP.

            "Novavax HPV Improvement(s)" shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of Novavax HPV IP that accrue or result from the activities of the Company and/or its affiliates or which are assignable to the Company and/or its affiliates, but shall not include any HPV Joint Improvements.

            "Novavax HPV IP" shall mean the following:

                  (a) Texas A&M University System License: any license between the Company and the Texas A&M University System related to US Pat. No. 4,745,051 and No. 4,879,236, as amended or modified.

                  (b) US Government License: any non-exclusive license to the Company from the United States of America as represented by the Department of Health under US Pat. No. 5,437,951, No. 5,7709,996, No. 5,716,620, No.
5,744,142, No. 5,756,284, No. 5,871,998 and No. 5,985,610, as amended or modified.

                  (c) Novavax HPV Trade Secret Information: The Company has developed improved methods for the purification of recombinant virus-like particles from baculovirus-infected insect cell including chromatographic steps to capture and resolve purified intact VLPs that are stable for usage as vaccines and/or diagnostic reagents. The method has been demonstrated for VLPs of human papillomavirus (HPV) capsid proteins. For purposes of clarification, "Novavax HPV Trade Secret Information" shall not include any HPV Joint Improvements.

                  (d) Novavax HPV Field Know-How: this includes any and all trade secret information and technical HPV Know-How owned, licensed or controlled by the Company relating only to the HPV Field, but shall not include any HPV Joint Improvements.

                  (e) Novavax General Know-How: this includes any and all intellectual property owned or controlled by the Company, not mentioned above, which is useful in the HPV Field, but shall not include any HPV Joint Improvements.

                  (f) Novavax Inventions and Patent Applications: this includes inventions related to novel insect cell lines capable of expressing secreted

VLPs, HPV L1 VLPs comprised of optimized HPV L1 genes and L1 gene expression, HPV chimeric VLPs comprised of optimized HPV L1 and L2 fusion genes including E2, E6, and E7 wt and modified genes and L2 fusion gene expression, and HPV VLP purification as described in USPTO and PCT patent applications, but shall not include any HPV Joint Improvements.

            "Novavax HPV Know-How" shall mean all HPV Know-How that accrues or results from the activities of the Company or its affiliates or which is owned by, licensed to or assignable to the Company or its affiliates, including the Novavax HPV Field Know-How and the Novavax General Know-How, and shall not include any HPV Joint Improvements.

            "Novavax HPV Trade Secret Information" has the meaning set forth in subsection (c) of the definition of Novavax HPV IP.

            "Novavax Party" shall mean any of the Company, its affiliates, and the respective shareholders, officers, directors, agents, trustees, beneficiaries, employees, successors and assigns of the Company and its affiliates.

            "Parkedale Improvement(s)"shall mean any and all ideas, conceptions, reductions to practice, modifications, changes, alterations, adaptations, revisions, or improvements relating to and/or derivatives of a Parkedale Product, Adjuvant Know-How of Parkedale, and/or an Influenza Product that accrue or result from the activities of Parkedale and/or Parkedale's affiliates or which are assignable to Parkedale and/or Parkedale's affiliates.

            "Parkedale Product(s)" shall mean any preparations, product, or pharmaceutical which is free of Novavax Adjuvant IP involved in or concerned with the treatment or prevention of an influenza virus, such as Fluogen, or any other purpose for which a Parkedale Product may be indicated.